Exhibit 99.1

Contact:
Lisa Weeks
+843-383-7524
lisa.weeks@sonoco.com

Sonoco to Expand European Manufacturing with the Acquisition of Skjern Paper in Denmark

HARTSVILLE, S.C., U.S. – September 28, 2022 – Sonoco (NYSE: SON), a diversified global packaging leader, announced today it has entered into a definitive agreement to acquire S.P. Holding, Skjern A/S (“Skjern”), a privately owned manufacturer of paper based in Skjern, Denmark. The acquisition expands production capacity for customers and Sonoco converting operations throughout Europe and bordering regions. The estimated $88 million (675 million DKK) all-cash transaction has been unanimously approved by Sonoco’s Board of Directors and is expected to be completed in the fourth quarter of 2022, subject to customary closing conditions.

Founded in 1965, Skjern is a leading producer of high-grade paperboard from 100% recycled paper for rigid paper containers, tubes and cores, and other applications. The company has robust sustainability programs in place for renewable energy and CO2 emission reduction and operations are powered by a biomass boiler, which reduces reliance on natural gas. In 2022, Skjern is expected to achieve annual sales of $50 million and the transaction is expected to be immediately accretive to both earnings per share and cash flow.

“This acquisition builds on Sonoco’s previously articulated strategy to invest in our core businesses while capitalizing on the growing market for sustainable paper and packaging products in Europe,” said Howard Coker, Sonoco’s President and CEO. “Skjern has a strong reputation for high quality output from efficient and low emission operations, which aligns well with Sonoco’s overall commitment to a circular economy and the reduction of greenhouse gasses. With this acquisition, Sonoco is better positioned to be a trusted provider to new and existing customers and to further accelerate organic growth in Europe. We warmly welcome the Skjern team to the Sonoco family.”

About Sonoco
Founded in 1899, Sonoco (NYSE:SON) is a global provider of consumer and industrial packaging and products. With net sales of approximately $5.6 billion in 2021, the Company has approximately 22,000 employees working in more than 300 operations in 32 countries serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune's World's Most Admired Companies for 2022 as well as being included in Barron's 100 Most Sustainable Companies for the fourth-consecutive year. For more information on the Company, visit our website at www.sonoco.com.

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Forward-Looking Statements
This news release includes forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about Sonoco and Skjern, the industry and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, accretion to Sonoco earnings per share and cash flow, expected synergies and other perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning Sonoco’s and Skjern’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including the ability of the parties to complete the transaction on the anticipated timetable, the parties’ ability to satisfy the closing conditions to the transaction and the ability of Sonoco to realize the anticipated benefits and synergies from the transaction, and the other risks, uncertainties and assumptions discussed in Sonoco’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Sonoco undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.